Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:

Heckmann Corporation

We consent to the reference to our firm under the caption “Experts” and the inclusion in this Registration Statement of Heckmann Corporation on Form S-4 to be filed on or about June 16, 2008, our report dated April 12, 2008 relating to the consolidating financial statements of China Bottles Inc. and subsidiaries (formerly Hutton Holdings Corporation) as of and for the fiscal years ended December 31, 2007 and 2006, and our report dated May 26, 2007, relating to the consolidated financial statements of Olympic Forward Trading Company, Limited as of and for the fiscal years ended December 31, 2006 and 2005.

/s/ Madsen & Associates CPA’s, Inc.

MADSEN & ASSOCIATES CPA’s, INC.

Certified Public Accountants

Salt Lake City, Utah

June 13, 2008